STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT dated as of January 23, 1998 by and between IAC Holdings Corp., a Delaware corporation ("Purchaser"), and ARK International.

     WHEREAS, Seller is the owner of 2,500 shares (the "Seller Shares") of the outstanding shares of Common Stock, par value $0.10 per share (the "Company Common Stock"), of Industrial Acoustics Company, Inc., a New York corporation (the "Company");

     WHEREAS, Seller has agreed to sell the Seller Shares to Purchaser, and Purchaser has agreed to purchase such Seller Shares from Seller, in accordance with the terms of this Agreement;

     NOW THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein the parties hereto agree as follows:


                                    ARTICLE I

                               THE STOCK PURCHASE


     Section 1.1. Sale of Shares. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell the Seller Shares to Purchaser, and Purchaser hereby agrees to purchase the Seller Shares, in the manner set forth below, at a price per Share equal to $11.00 (the "Purchase Price").

     Section 1.2. Payment and Delivery of Certificates for Seller Shares. The closing for the purchase and sale of the Seller Shares shall occur following the satisfaction of the conditions specified in Section 1.3 and simultaneously with the closing of Purchaser's purchase of 1,913,429 shares of the Company's Common Stock from Martin Hirschorn (the "Hirschorn Shares") which is scheduled to occur at the offices of Rand Rosenzweig Smith Radley Gordon & Burstein LLP, 605 Third Avenue, 24th Floor, New York, NY 10158, at 10:00 A.M. on the later of (i) March 15, 1998, (ii) 15 days following the delivery of consolidated audited financial statements of the Company and its subsidiaries for the year ended December 31, 1997, or (iii) the date that is two business days following the termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or at such other time


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and place as Purchaser and Martin Hirschorn may agree. Purchaser will provide
Seller with at least two business days notice of the date of closing for the purchase and sale of the Seller Shares. At the closing, (a) Purchaser will make payment to Seller for the aggregate Purchase Price of the Seller Shares by delivery to Seller of a certified or bank cashier's check payable in New York Clearing House funds to the order of Seller, or by wire transfer to an account specified by Seller, and (b) Seller will deliver to Purchaser (i) a certificate or certificates representing the Seller Shares so purchased together with duly executed stock powers with respect to such Seller Shares in favor of Purchaser or its designee in form reasonably satisfactory to Purchaser and (ii) a receipt evidencing payment of requisite transfer taxes, if any.

     Section 1.3. Conditions to Closing of Share Purchase. The obligation of Purchaser to purchase, and of Seller to sell, the Seller Shares shall be subject to the condition that there shall not have been instituted and be continuing any preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, or any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which prohibits the acquisition of Seller Shares pursuant to this Agreement in any respect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted and be pending by any government or governmental or regulatory authority, domestic or foreign, which seeks to prevent the consummation of the transactions contemplated by this Agreement.

     Section 1.4. Purchaser's Conditions to Closing of Share Purchase. The obligation of Purchaser to purchase the Shares shall be subject to the further conditions:

     (a) the representations and warranties of Seller in this Agreement shall be true and correct in all material respects, in each case as if such representations and warranties were made as of such time; and

     (b) Purchaser shall have acquired all of the Hirschorn Shares.

     Section 1.5. No Transactions Relating to Seller Shares. Seller hereby covenants and agrees that, except as otherwise provided herein, it will not, and will not agree to, sell, transfer, assign, pledge, hypothecate or otherwise dis-


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pose of any Seller Shares and will not, and will not agree to, limit its rights to vote in any manner any of the Seller Shares.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER


     Seller represents and warrants to Purchaser as follows:

     Section 2.1. Power and Authority; Binding Effect. Seller has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming its due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of Seller.

     Section 2.2. Required Filings and Consents. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for the HSR Act and the rules and regulations thereunder and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Seller of its obligations under this Agreement.

     Section 2.3. Title to Seller Shares. Seller has good and marketable title to the Seller Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind, other than pursuant to this Agreement; Seller has full right, power and authority to sell, transfer and deliver the Seller Shares pursuant to this Agreement and upon delivery of the Seller Shares and payment of the purchase price therefor as contemplated herein, Purchaser will receive good and marketable


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title to the Seller Shares free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind. The Seller Shares are all of the securities of the Company owned of record or beneficially by Seller on the date of this Agreement; and Seller has not granted any proxy with respect to the Seller Shares, deposited the Seller Shares into a voting trust or entered into any voting agreement or other arrangement with respect to the Seller Shares.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER


     Purchaser hereby represents and warrants as follows:

     Section 3.1. Corporate Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware. Purchaser has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming its due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Purchaser.

     Section 3.2. Required Filings and Consents. The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the HSR Act, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated hereby, or otherwise prevent Purchaser from performing its obligations under this Agreement.

     Section 3.3. Investment Interest. The purchase of Shares from Seller pursuant to this Agreement is for the account of Purchaser for investment and not with a view to the sale or distribution thereof within the meaning of the Securi-


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ties Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"); and any sale, transfer or other disposition of Seller Shares purchased pursuant to this Agreement will be made in compliance with all applicable provisions of the Securities Act.


                                   ARTICLE IV

                                  MISCELLANEOUS


     Section 4.1. Consents. Each of the parties hereto will use its best efforts to obtain the consents of all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

     Section 4.2. Further Assurances. Seller and Purchaser will execute and deliver all such further documents and instruments and make all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     Section 4.3. Confidentiality. Seller shall not disclose the existence of this Agreement or its contents to any third party without Seller's prior written consent. Neither Purchaser nor Seller shall issue any press release or make any public announcement regarding the proposed transaction without the prior approval of the other party.

     Section 4.4. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable.

     Section 4.5. Entire Agreement. This Agreement constitutes the entire agreement among Seller and Purchaser with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among them with respect to the subject matter hereof.

     Section 4.6. Assignment, Successors and No Third-Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be con-


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strued to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

     Section 4.7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     Section 4.8. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the closing of the Share purchase.

     Section 4.9. Notices. All notices, comments, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or
(c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Buyer:                                 IAC Holdings Corp.

                                       Attention:
                                       Facsimile No.:
with a copy to:                        Cahill Gordon & Reindel
                                       80 Pine Street
                                       New York, NY 10005

                                       Attention: John P. Mitchell, Esq.
                                       Facsimile No.: (212) 269-5420

Seller:                                ARK International
                                       Emerald Bay
                                       Key Colony III, Apt. 1200
                                       151 Crandon Blvd.
                                       Key Biscayne, FL  33149


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     Section 4.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.

     Section 4.11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     Section 4.12. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 4.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                ARK International


                                By: _________________________
                                     Title:


                                IAC HOLDINGS CORP.


                                By: _________________________
                                     Title: